Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following description of registered securities of InVivo Therapeutics Holdings Corp. (“us,” “our,” “we” or the “Company”) is intended as a summary only and therefore is not a complete description. This description is based upon, and is qualified by reference to, our articles of incorporation, as amended, our amended and restated bylaws and applicable provisions of the Nevada Revised Statutes (the “NRS”). You should read our articles of incorporation, as amended, and amended and restated bylaws, which are incorporated by reference as Exhibits 3.1, 3.3, 3.4, 3.5 and 3.6 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, for the provisions that are important to you.

Authorized Capital Stock

Our authorized capital stock consists of 16,666,667 shares of common stock, par value $0.00001 per share.  Our common stock is registered under Section 12(b) of the Exchange Act.

Common Stock

Voting Rights.  The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to our articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Our articles of incorporation do not provide for cumulative voting in the election of directors.

Dividends.  Except as provided by law or in our articles of incorporation, the holders of common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available.

Liquidation, Dissolution and Winding Up.  Upon liquidation, dissolution or winding up of the Company, the holders of common stock will be entitled to receive pro rata all assets available for distribution to such holders after payment of our liabilities.

Other Rights.  The holders of common stock have no preferential or preemptive right and no subscription, redemption or conversion privileges with respect to the issuance of additional shares of our common stock.

Provisions of Our Articles of Incorporation and Bylaws and the NRS That May Have Anti-Takeover Effects

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada's control share laws. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. We currently have less than 100 stockholders of record who are residents of Nevada.

The control share law focuses on the acquisition of a "controlling interest," which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, a stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder's shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and "interested stockholders" for two years after the interested stockholder first becomes an interested stockholder, unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous two years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of "business combination" contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Anti-Takeover Effects of Provisions of Our Articles of Incorporation and Bylaws

Our articles of incorporation provide for a classified board of directors. This provision could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of the board until our second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions. In addition, under our amended and restated bylaws, directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Our amended and restated bylaws also provide that stockholders may only act at meetings of stockholders and not by written consent in lieu of a stockholders' meeting. Our amended and restated bylaws provide that stockholders may not call a special meeting of stockholders. Rather, only the Chairman of our board of directors, the President, or the board of directors pursuant to a resolution approved by a majority of the entire board of directors are able to call special meetings of stockholders. These provisions may discourage another person or entity from making a tender offer, even if it acquired a majority of our outstanding voting stock, because the person or entity could only take action at a duly called stockholders' meeting relating to the business specified in the notice of meeting and not by written consent.

Our amended and restated bylaws also provide that stockholders may only conduct business at special meetings of stockholders that was specified in the notice of the meeting, and a stockholder must notify us in writing, within timeframes specified in our bylaws, of any stockholder nomination of a director and of any other business that the stockholders intends to bring at a meeting of stockholders. Our amended and restated bylaws also provide that our bylaws may be amended by our board of directors or by the affirmative vote of at least 80% of our voting stock then outstanding. These provisions could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us because the foregoing provisions may limit the proposals that may be acted upon at a stockholders’ meeting, and the amendment provisions in our bylaws make such provisions difficult to change.